As filed with the Securities and Exchange Commission on April 22, 2016

Registration No. 333-147075

Registration No. 333-173124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-147075

FORM S-8 REGISTRATION STATEMENT NO. 333-173124

UNDER

THE SECURITIES ACT OF 1933

API Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware	98-0200798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

API Nanotronics Corp. 2006 Equity Incentive Plan

Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan

(Full title of the plans)

Robert Tavares

President and Chief Executive Officer

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(Names and address of agent for service)

(407) 876-0279

(Telephone number, including area code, of agent for service)

Copy to:

Peter Schnur

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

(212) 885-5435

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of API Technologies Corp., a Delaware Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-147075, originally filed with the SEC on November 1, 2007, registering a total of 15,000,000* shares of the Company’s common stock, $0.001 par value (“Common Stock”), for issuance under the API Nanotronics Corp. 2006 Equity Incentive Plan; and

•	Registration Statement No. 333-173124, originally filed with the SEC on March 28, 2011, registering a total of 3,750,000 shares of Common Stock for issuance under the Amended and Restated 2006 Equity Incentive Plan of API Technologies Corp, as amended on January 1, 2012.

On April 22, 2016, pursuant to an Agreement and Plan of Merger, dated as of February 28, 2016, by and among RF1 Holding Company (“Parent”), RF Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

*	Reflects the number of shares originally registered, as such number has not been adjusted herein to reflect subsequent stock splits and reverse stock splits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 22, 2016.

API TECHNOLOGIES CORP.

By:	/s/ Eric Seeton
Eric Seeton Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.